Exhibit 10.2

Execution Copy

AMENDED AND RESTATED EXECUTIVE AGREEMENT

          THIS AMENDED AND RESTATED EXECUTIVE AGREEMENT (this “Agreement”) is made as of March 23, 2005 (the “Effective Date”), by and among Ziff Davis Holdings Inc., a Delaware corporation (the “Company”), Ziff Davis Publishing Inc., a Delaware corporation and a wholly owned indirect subsidiary of the Company (“Publishing”), and Bart Catalane (“Executive”). The Company, Publishing and Executive are sometimes collectively referred to herein as “Parties” and individually as “Party”. Certain definitions are set forth in Section 12 of this Agreement.

          Executive desires to be employed by Publishing, and Publishing desires to employ Executive and to be assured of its right to have the benefit of Executive’s services on the terms and conditions hereinafter set forth.

          The Parties desire to enter into this Agreement to (i) set forth the terms and conditions of Executive’s employment with Publishing; and (ii) set forth the obligation of Executive to refrain from competing with the Company and its Affiliates under certain circumstances as provided herein.

          To accomplish the foregoing, the parties desire to, except as set forth in Section 14(c) hereof, amend and restate that certain Amended and Restated Executive Agreement among the Parties dated April 30, 2002 (the “Prior Agreement”) in its entirety effective as of the Effective Date.

     NOW, THEREFORE, the Parties hereto agree as follows:

     1. Representations and Warranties by the Company. In connection with the execution and delivery of this Agreement, the Company represents and warrants to Executive as of the date hereof that the execution, delivery and performance of this Agreement have been duly and validly authorized by the Company’s board of directors. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

     2. Representations and Warranties by Executive. In connection with the execution and delivery of this Agreement, Executive represents and warrants to the Company that:

     (a) This Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

     (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity other than the Company or Publishing.

     (c) Executive has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

     3. Further Acknowledgment. Executive acknowledges and agrees that no provision contained herein or in any other agreement or document shall entitle Executive to remain in the employment of Publishing or any of its Affiliates.

     4. Employment. Publishing shall employ Executive, and Executive hereby agrees to continue employment with Publishing, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 7 hereof (the “Employment Period”).

     5. Position and Duties.

     (a) During the Employment Period, Executive shall serve as the President and Chief Operating Officer of Publishing and shall have the normal duties, responsibilities and authority implied by such positions. Executive shall hold similar positions with the Company and Ziff Davis Media Inc. (“Media”) as well as any entity controlled by the Company which the Board determines to be a key affiliate, and Executive shall have the right to serve in the same positions with respect to all other Affiliates controlled by the Company except to the extent (i) the Company’s Chief Executive Officer approves the election of another person to any such position, or (ii) applicable law precludes Executive from holding such positions in a foreign entity, provided that Executive shall not be entitled to any additional compensation for serving in such positions. So long as Executive remains employed in each of such positions with Publishing, the Company, Media and each of such key Affiliates, Executive shall be deemed to be “Employed by the Company” for purposes hereof, and if Executive ceases for any reason to be employed in any of such positions with any of such entities, Executive will be deemed to be no longer “Employed by the Company”, and his “Company Employment” shall be deemed to have ceased or terminated. For the avoidance of doubt, Executive will be deemed to have resigned from “Company Employment” if Executive resigns from any of such positions with Publishing, the Company, Media or any of such key Affiliates.

     (b) Executive shall report directly to the Chief Executive Officer of the Company and shall devote his best efforts and substantially all of his business time and attention (except for vacation periods contemplated hereby, periods of illness or other incapacity, reasonable time spent with respect to civic and charitable activities, service on the boards of directors of other companies as approved by the Board of the Company, provided that none of such activities shall interfere with Executive’s duties to Publishing, and other permitted absences, if any, for which senior executive employees of Publishing are generally eligible from time to time under Publishing’s policies) to the business and affairs of Publishing and its Affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

     6. Base Salary; Benefits and Bonuses.

     (a) During the Employment Period, Executive’s base salary shall be $600,000 per annum, subject to an annual cost of living increase at the beginning of each calendar year beginning January 1, 2005 at a rate equal to the increase in the Consumer Price Index — All Urban Consumers for the New York area during the prior year (but subject to a minimum annual increase of 2%), or such higher rate as the Board of the Company may designate from time to time (the “Base Salary”), which salary shall be payable by Publishing in regular installments in accordance with Publishing’s general payroll practices and shall be subject to customary withholding.

     (b) In addition to the Base Salary, during the Employment Period, Executive shall be eligible to receive an annual bonus (the “Bonus”) as follows: (i) with regard to each of calendar years 2005, 2006 and 2007, Executive shall have the opportunity to earn an annual target Bonus of up to $600,000, so long as Executive remains Employed by the Company through December 31 of the applicable calendar year and based upon the achievement of performance targets for the applicable calendar year determined by the Chief Executive Officer and the Board of the Company, which targets will include both quantitative and qualitative objectives; and (ii) Executive shall be entitled to an additional Bonus of $600,000 so long as Executive remains Employed by the Company through December 31, 2007 and the Company generates consolidated EBITDA for the twelve month period ended December 31, 2007 of at least $100,000,000. Any such Bonus, if determined by the Board of the Company in good faith to be payable, shall be payable within 90 days following the end of each calendar year during the Employment Period, consistent with Publishing’s policies.

     (c) During the Employment Period, (i) Executive shall be entitled to participate in all of Publishing’s employee benefit plans and programs for which senior executive employees of Publishing are generally eligible, which shall include, but shall not be limited to, health insurance, dental insurance, life insurance, short-term and long-term disability insurance and participation in Publishing’s 401(k) plan and (ii) Executive shall be eligible for four (4) weeks of paid vacation in accordance with the policies of Publishing. Executive’s right to participate in any employee benefit plans or programs of Publishing shall be subject to Publishing’s right to amend, modify or terminate any such plan or program in accordance with its terms and applicable law and subject in each case to any applicable waiting periods or other restrictions contained in such benefit plans or programs.

     (d) Publishing shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with Publishing’s policies in effect from time to time for senior executive employees of Publishing with respect to travel, entertainment and other business expenses, subject to Publishing’s requirements with respect to reporting and documentation of such expenses.

     7. Term; Termination; Severance.

     (a) The Employment Period commenced as of the Effective Date and shall terminate on December 31, 2007; provided that (i) the Employment Period shall terminate prior to such date upon Executive’s death or Incapacity; (ii) the Employment Period may be terminated by Publishing at any time prior to such date with Cause or without Cause; and (iii) the Employment

Period may be terminated by Executive at any time for Good Reason or other than for Good Reason.

     (b) Upon any Termination, Executive shall be entitled to receive Executive’s Base Salary earned through the Termination Date, prorated on a daily basis together with all accrued but unpaid vacation time earned by Executive during the calendar year in which such Termination occurs and any Bonus in respect of a prior, completed calendar year which is then due and owing and has not been paid. Except as set forth in Section 7(d), Executive shall not be entitled to receive Executive’s Base Salary or any bonuses or other benefits from Publishing for any period after the Termination Date.

     (c) In the event Executive’s employment is terminated by Publishing with Cause, upon a resignation by Executive from Company Employment other than for Good Reason, or upon Executive’s death or Incapacity, or upon any Termination on or after December 31, 2007, Publishing shall have no obligation to make any severance or other similar payment to or on behalf of Executive.

     (d) In the event that Executive’s employment is terminated by Publishing without Cause or upon a resignation by Executive from Company Employment for Good Reason (in either case prior to December 31, 2007), following such Termination and upon execution and delivery by Executive within 30 days after the Termination Date of a general release in favor of the Company and its Affiliates, in form and substance satisfactory to Publishing, Publishing shall pay Executive his annual Base Salary (as in effect on the Termination Date) and provide Executive health insurance benefits through the Severance Termination Date, and, if such Termination occurs during calendar years 2005, 2006 or 2007, pay to Executive, in the manner described in this paragraph, a bonus payment calculated in accordance with the next two following sentences (the “Termination Bonus Amount”). Such bonus payment would be 50% of the amount of bonus, if any, paid by Publishing to Executive as required by this Agreement in respect of the immediately prior calendar year or paid pursuant to the Prior Agreement in respect of the immediately prior calendar year. In addition, if Executive’s employment by Publishing is terminated during calendar year 2007 by Publishing without Cause, by Executive with Good Reason or on account of Executive’s death or Incapacity during such calendar year, and the Company generates consolidated EBITDA for the twelve month period ended December 31, 2007 of at least $100,000,000, the Termination Bonus Amount shall also include a $600,000 payment, which payment shall be deemed in lieu of the amount to which Executive would have been entitled pursuant to Section 6(b)(ii) above had he remained Employed by the Company through December 31, 2007. Each severance payment hereunder shall be payable in accordance with Publishing’s normal payroll procedures and cycles and shall be subject to withholding of applicable taxes and governmental charges in accordance with federal and state law. Such severance payments shall not be subject to reduction for any income earned by Executive from other sources after Termination (and, consequently, Executive shall have no duty to mitigate Publishing’s severance obligations). For purposes hereof, “Severance Termination Date” means the earlier of the date which is one year and six months after the Termination Date or, so long as a Sale of the Company has not occurred prior to the Termination Date, December 31, 2007; provided that in no event will the Severance Termination Date be earlier than the first anniversary of the Termination Date. The Termination Bonus Amount shall be payable in equal monthly increments over the period from the date of determination thereof through the

Severance Termination Date, and shall be paid contemporaneously with payment of Base Salary during such period. After payment of the severance amounts described in this Section 7(d), Publishing shall have no obligation to make any further severance or other payment or provide any other benefit to or on behalf of Executive. Notwithstanding the foregoing, in the event that Executive shall breach any of Executive’s obligations under any of Sections 8, 9 and 10 of this Agreement (except any breach which Executive carries the burden of proving is solely of a technical nature, is immaterial and was inadvertent), then, in addition to any other rights that Publishing or the Company may have under this Agreement or otherwise, Publishing shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 7.

     8. Confidential Information. Executive acknowledges that by reason of Executive’s duties to and association with Publishing and its Affiliates, Executive has had access to and will have access to and will become informed of Confidential Information (as defined in Section 12 below) which is a competitive asset of Publishing and/or its Affiliates. Executive agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use, any Confidential Information, except for use in Executive’s regular authorized duties on behalf of Publishing and its Affiliates. Executive acknowledges that all documents and other property including or reflecting Confidential Information furnished to Executive by Publishing or any of its Affiliates or otherwise acquired or developed by Publishing or any of its Affiliates or Executive or known by Executive shall at all times be the property of Publishing and its Affiliates. Executive shall take all necessary and appropriate steps to safeguard Confidential Information and protect it against disclosure, misappropriation, misuse, loss and theft. Executive shall deliver to Publishing at the termination of the Employment Period, or at any other time Publishing may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined in Section 12 below) or the business of Publishing or any of its Affiliates which Executive may then possess or have under Executive’s control.

     9. Inventions and Patents.

     (a) Executive acknowledges that all Work Product is the exclusive property of Publishing. Executive hereby assigns all right, title and interest in and to all Work Product to Publishing. Any copyrightable works that fall within the Work Product will be deemed “works made for hire” under Section 201(b) of the 1976 Copyright Act, and Publishing shall own all of the rights comprised in the copyright therein; provided, however, that to the extent such works may not, by operation of law, constitute “works made for hire,” Executive hereby assigns to Publishing all right, title and interest therein.

     (b) Executive shall promptly and fully disclose all Work Product to Publishing and shall cooperate and perform all actions reasonably requested by Publishing (whether during or after the Employment Period) to establish, confirm and protect Publishing’s right, title and interest in such Work Product. Without limiting the generality of the foregoing, Executive agrees to assist Publishing, at Publishing’s expense, to secure Publishing’s rights in the Work Product in any and all countries, including the execution of all applications and all other instruments and documents which Publishing shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to Publishing the sole and exclusive right, title and interest in and to such Work Product. If Publishing is unable because of Executive’s mental or physical incapacity or for any other reason (including Executive’s refusal to do so after request therefor is made by Publishing) to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to Publishing pursuant to Section 9(a) above, then Executive hereby irrevocably designates and appoints Publishing and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to Publishing.

     10. Non-Compete, Non-Solicitation.

     (a) In further consideration of the compensation to be paid to Executive hereunder and other incentive compensation that may be granted to Executive, Executive acknowledges that in the course of Executive’s employment with Publishing and its Affiliates, Executive has become familiar with, and will during the Employment Period become familiar with, Publishing’s and its Affiliates’ (and their predecessors’) trade secrets, business plans and business strategies and with other Confidential Information concerning Publishing and its Affiliates and that Executive’s services have been and shall be of special, unique and extraordinary value to Publishing and its Affiliates. Therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (such period, the “Noncompete Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in, any of the businesses (i) of International Data Group, Inc., CMP Media, Inc. (a subsidiary of United News & Media PLC), or CNET Networks, Inc. (the “Restricted Persons”), (ii) of any successor, assignee, partner, joint venture or collaboration partner, subsidiary, division or Affiliate of any of the Restricted Persons, or (iii) in which any of the Restricted Persons owns an interest or participates, which any of the Restricted Persons manages or controls (whether as an officer, director, employee, partner, agent, representative or otherwise), or with which any of the Restricted Persons consults or to which any of the Restricted Persons otherwise provides management or financial support. Nothing herein shall prohibit Executive from being an owner, indirectly through a mutual fund or other similar pooled investment vehicle, of a passive investment in the stock of a corporation which is publicly traded, so long as Executive has no other participation in the business of any such corporation.

     (b) During the Employment Period and for one (1) year thereafter, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of Publishing or any Affiliate to leave the employ of Publishing or such Affiliate, or in any way interfere with the relationship between Publishing or any Affiliate and any employee thereof, (ii) hire any person who was an employee of Publishing or any Affiliate at any time during the one year period prior to the termination of the Employment Period, (iii) call on, solicit or service any customer, supplier, licensee, licensor, franchisee or other business relation of Publishing or any Affiliate in order to induce or attempt to induce such Person to cease or reduce doing business with Publishing or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Publishing or any Affiliate, including, without limitation, making any negative statements or communications about Publishing or its Affiliates, or (iv) directly or indirectly acquire or attempt to acquire any business in the United States of America to which Publishing or any of its Affiliates has made an acquisition proposal prior to the Termination Date relating to the possible acquisition of such business (an “Acquisition Target”) by Publishing or any of its Affiliates, or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than Publishing or any of its Affiliates.

     11. Enforcement. If, at the time of enforcement of any of Sections 8, 9 and 10 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Publishing or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 10, the period set forth in such Section shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 10 are reasonable and that Executive has received consideration in exchange therefor.

     12. Definitions.

          “Affiliate” of a Person means any other person, entity or investment fund controlling, controlled by or under common control with the Person and, in the case of a Person which is a partnership, any partner of the Person.

          “Board” means the board of directors of the specified Person.

          “Cause” means (i) the commission by Executive of a felony or a crime involving moral turpitude, (ii) the commission of any other act or omission by Executive constituting fraud against the Company or any of its Subsidiaries, or the violation of the duty of loyalty to the Company and/or its Subsidiaries under applicable law, (iii) substantial failure by Executive to act as reasonably directed by the Chief Executive Officer or the Board of the Company which failure, if curable, is not cured within 15 days after notice thereof to Executive, (iv) willful or reckless misconduct or, if curable, gross negligence by Executive which is not cured within 15 days after written notice thereof to Executive, with respect to the Company or any of its Subsidiaries, or (v) any other material breach by Executive of this Agreement or company policy established by the Chief Executive Officer or the Board of the Company, which breach, if curable, is not cured within 15 days after written notice thereof to Executive.

          “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive’s relationship with the Company or any of its Affiliates prior to the date hereof or during the Employment Period and that relates to the business, products, services, financing, research or development of the Company or any of its Affiliates or their respective suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company’s or any of its Affiliates’ suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) Acquisition Targets and potential acquisition candidates. Confidential Information shall not include information that Executive can demonstrate: (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; (b) was rightfully received by Executive from a third party (other than ZD, Inc. or any of its successors or Affiliates) without a breach of any obligation of confidentiality by such third party; (c) was known to Executive prior to his employment with Publishing and its Affiliates, or (d) is required to be disclosed pursuant to any applicable law or court order; provided, however, that Executive provides Publishing with prior written notice of the requirement for disclosure that details the Confidential Information to be disclosed and cooperates with Publishing to preserve the confidentiality of such information to the extent possible.

          “EBITDA” for any year means the consolidated net income of the Company and its Subsidiaries for such year plus, to the extent deducted in determining such net income, interest expense, provisions for taxes, depreciation and amortization, calculated before extraordinary gains and losses, treating as an expense all bonuses contemplated hereby (other than the bonus payable pursuant to Section 6(b)(ii) above) or under similar arrangements (whether paid in cash or otherwise payable) with other employees of the Company and its Subsidiaries and without reduction for any charge in respect of any option issued to Executive pursuant to the Existing Agreement, and calculated in accordance with generally accepted accounting principles and determined from the Company’s audited annual financial statements for such year.

          “Effective Date” has the meaning given to such term in the preamble hereto.

          “Existing Agreement” has the meaning given to such term in Section 14(d) hereof.

          “Good Reason” means the occurrence, without Executive’s consent, of any of the following: (a) unless corrected within 15 days after written notice by Executive to Chief Executive Officer and the Board of the Company of objection thereto, the assignment to Executive of any significant duties materially inconsistent with Executive’s status as the Chief

Financial Officer and Chief Operating Officer of the Company (and its controlled Affiliates other than foreign entities where prohibited by applicable law and except to the extent the Chief Executive Officer approved the election of another person to any such position) or a diminution of Executive’s title(s), or a substantial adverse alteration in the nature or status of Executive’s responsibilities; (b) a reduction in Executive’s annual Base Salary as contemplated hereby, except for across-the-board salary reductions similarly affecting all senior executives of Publishing; or (c) the Board of the Company requires Executive to relocate from the New York metropolitan area.

          “Incapacity” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive’s duties as determined by the Board of the Company in good faith, for a period of 90 consecutive days or a period of 120 days during any 180-day period.

          “Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company’ Common Stock on a fully diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

          “Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of April 5, 2000, by and among the Company and the Company’s stockholders, as such agreement has been and may be amended from time to time in accordance with its terms.

          “Investors” has the meaning given such term in the Investor Rights Agreement.

          “Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

          “Plan” means the Amended and Restated 2002 Ziff Davis Holdings Inc. Stock Option Plan.

          “Prior Agreement” has the meaning given such term in the recitals hereto.

          “Sale of the Company” means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) ownership or voting rights to capital stock of the Company possessing the voting power to elect a majority of the Board of the Company (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the assets of the Company determined on a consolidated basis.

          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

          “Termination” means such time as of which Executive ceases to be Employed by the Company, for any reason, whether on account of termination by Publishing, resignation by Executive, Executive’s death or Incapacity or otherwise.

          “Termination Date” means the date on which Termination occurs.

          “Work Product” means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to Publishing’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by Executive (whether alone or jointly with others) while employed (both before and after the date hereof) by Publishing (or its successors or assigns) and its Affiliates.

          “WS Fund III” means, collectively, Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners III-C, L.P.

     13. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipients at the address indicated below:

If to Executive:	Bart Catalane
33 Benson’s Point Court
Stony Point, NY 10980

If to the Company:	Ziff Davis Holdings, Inc.
28 E. 28th Street
New York, NY 10016
Attention: Chief Executive Officer

with a copy to:	Ziff Davis Holdings, Inc. 28 E. 28th Street New York, NY 10016 Attention: General Counsel

and	Willis, Stein & Partners Management III, L.L.C. One North Wacker, Suite 4800 Chicago, IL 60606
	Attn:	Avy H. Stein Daniel H. Blumenthal

and	Kirkland & Ellis LLP
200 East Randolph Drive Chicago, IL 60601
	Attn:	John A. Weissenbach Richard J. Campbell

If to WS Fund III:	Willis, Stein & Partners Management III, L.L.C.
One North Wacker, Suite 4800 Chicago, IL 60606
	Attn:	Avy H. Stein Daniel H. Blumenthal

with a copy to	Kirkland & Ellis LLP
200 East Randolph Drive Chicago, IL 60601
	Attn:	John A. Weissenbach Richard J. Campbell

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given five days after deposit in the U.S. mail, if mailed, or otherwise when so delivered or sent otherwise.

     14. General Provisions.

     (a) Existing Options. Certain options were granted to Executive pursuant to the Agreement, dated June 30, 2003 (the “Existing Agreement”) and pursuant to the Plan. The Company and Executive agree that notwithstanding any provision of the Existing Agreement or of the Plan to the contrary, (i) Section 7(b)(i), 7(c), 7(d), 7(e) and 7(f) of the Plan and all of Section 8 of the Plan shall not be applicable to the Existing Agreement or the options granted thereunder, (ii) the options granted under the Existing Agreement shall be exercisable only until a Sale of the Company (and the date of such Sale of the Company shall, for all purposes of the Existing Agreement and Plan, be the “Expiration Date” of Executive’s options), (iii) the Company agrees that all options issued to Executive prior to the date of this Agreement have fully vested and are no longer subject to any right of repurchase by the Company or the Investors for any reason or circumstances whatsoever (including in the event that Executive’s employment with the Company is terminated for Cause), and (iv) Section 2(c), Section 7 and the final sentence of Section 2(b) of the Existing Agreement are eliminated. Furthermore, for purposes of Executive’s options, the Company and Executive agree that (i) the second sentence of Section 5 of the Existing Agreement shall be amended and restated as follows: “Inconsistencies between this Agreement, the Executive Agreement and the Plan shall be resolved first in accordance with the terms of the Executive Agreement, second in accordance with the terms of this Agreement and third in accordance with the terms of the Plan”, (ii) the definition of “Executive Agreement” in the Existing Agreement shall be amended and restated as follows: “‘Executive Agreement’ means that certain Amended and Restated Executive Agreement, dated March 23, 2005, by and among Optionee, Ziff Davis Holdings Inc. and Ziff Davis Publishing Inc.”, and (iii) the following language in the first sentence of Section 7(g) of the Plan shall be deemed deleted: “ and has been afforded an opportunity to ask questions of management of the Company regarding”.

     (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     (c) Prior Agreement. This Agreement supersedes the Prior Agreement in all respects. As of the Effective Date, the Prior Agreement will be deemed cancelled, null and void and of no further effect.

     (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     (e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, Publishing the Investors and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

     (f) Governing Law. The corporate law of the State of Delaware will govern all issues concerning the relative rights of the Company and its stockholders. All other issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

     (g) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction

(without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

     (h) Survival. The provisions set forth in Sections 8 through 14 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

     (i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, Publishing, Executive and WS Fund III.

     (j) Third-Party Beneficiaries. The parties hereto acknowledge and agree that the Investors are third party beneficiaries of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Investors and their respective successors and assigns, subject to amendment or waiver as provided in subparagraph (i) foregoing.

* * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Executive Agreement on the date first written above.

ZIFF DAVIS HOLDINGS, INC.

By:

Its:

ZIFF DAVIS PUBLISHING, INC.

By:

Its:

EXECUTIVE:

Bart Catalane

Consent to Amendment and Restatement of Prior Agreement

WS Fund III hereby consents to the amendment and restatement of that Executive Agreement by and between Ziff Davis Holdings Inc., Ziff Davis Publishing Inc. and Robert F. Callahan dated April 30, 2002, as such agreement was amended prior to the date hereof. This signature is solely for the purpose of consenting to such amendment and restatement (including the waiver of repurchase rights reflected in Section 14(c) of such amendment and restatement) and shall not have any other significance or effect.

WILLIS STEIN & PARTNERS III, L.P. WILLIS STEIN & PARTNERS DUTCH III-A, L.P. WILLIS STEIN & PARTNERS DUTCH III-B, L.P. WILLIS STEIN & PARTNERS III-C, L.P.

By:	Willis Stein & Partners Management III, L.P.
Its:	General Partner

By:	Willis Stein & Partners Management III, L.L.C.
Its:	General Partner

By:

Its:	Member